Exhibit 10.40

EXECUTION VERSION

SEPARATION AND RELEASE AGREEMENT

I, John R. Zavoli (“Employee,” “me” or “I”), understand that my position with American Technology Corporation (the “Company”) was terminated effective August 17, 2006 (the “Separation Date”).

The Company has agreed that in exchange for my signature on this Agreement and the promises and covenants herein, the Company will provide me with the following severance benefits (the “Benefits”): (1) a severance amount equal to five months salary, or $104,166.67, the portion of which would have otherwise been paid as base salary in calendar year 2006 but for the termination to be paid upon the expiration of the revocation period set forth below, and the balance to be paid on January 2, 2007; (2) an additional payment of $20,833.33, paid upon the expiration of the revocation period set forth below; (3) payment of health benefit premiums on my behalf until the earlier to occur of my election of health care coverage through my next employer, or February 28, 2007; (4) payment of $2,000.00, as compensation for my service on the Company’s Board of Directors for August 2006 and up to the date of my resignation during September 2006, and (5) my retention of the laptop computer which the Company provided to me (which will be surrendered by me to the Company within three days and which will be returned to me within a reasonable time after the Company’s IT department has deleted and imaged all ATC files). All such Benefits shall be subject to payroll withholding taxes to the extent required under applicable law.

I understand that I am not entitled to the Benefits unless I sign this Agreement within twenty one days after September 22, 2006 (the date this Agreement was first presented to me) and do not revoke this Agreement within the period of time described below. I understand and agree that in addition to the Benefits, the Company has paid me all of my accrued salary and vacation, to which I am entitled by law. I understand and agree that in addition to the Benefits, pursuant to the terms of my Stock Option Agreement dated June 14, 2005, I will have until the date which is thirty (30) days following the date I execute this Agreement, to exercise such option to the extent vested on the date I execute this Agreement. Such option is currently, and on the last day I am may execute this Agreement will be, vested as to 15,625 shares. The exercise price of such option is $6.05 per share.

I understand that my option agreement dated November 1, 2005 will not be vested as to any shares as of the last date I may execute this Agreement, and accordingly, will terminate upon my execution of this Agreement.

By my execution of this Agreement, I hereby resign from the Company’s Board of Directors effective immediately. Such resignation is not conditioned upon the other terms in this Agreement, and will be irrevocable notwithstanding any revocation of this Agreement.

In exchange for the Benefits provided to me by this Agreement that I am not otherwise entitled to receive, I hereby unconditionally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement.

This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment including but not limited to that letter agreement dated October 17, 2005; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended) and other analogous state and local laws or regulations.

In exchange for the releases and other consideration provided by me through this Agreement, which the Company is not otherwise entitled to receive, the Company hereby unconditionally and completely releases me, my heirs, agents, attorneys, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to its signing this Agreement, including without limitation, all claims arising out of or in any way related to my employment with the Company.

This release does not release claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes indemnification rights).

In giving this release, which includes claims which may be unknown to me at present, I hereby acknowledge, and the Company acknowledges, that we have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Both I and the Company hereby expressly waive and relinquish all rights and benefits under Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider thisrelease (although I may choose to voluntarily execute this release earlier); and (d) as set forth in the following paragraph, I have seven (7) calendar days following the execution of this release to revoke the Agreement.

Within three (3) calendar days of signing and dating this Agreement, I agree to deliver the executed original of this Agreement to Norma Berry, American Technology Corporation, 15378 Avenue of Science, Suite 100 San Diego, California 92128. However, I and the Company acknowledge and agree that I may revoke this Agreement for up to seven (7) calendar days following my execution of this Agreement and except as otherwise set forth herein, it shall not become effective or enforceable until the revocation period has expired. I and the Company further acknowledge and agree that such revocation must be in writing addressed to and received by Norma Berry at 15378 Avenue of Science, Ste 100, San Diego, California 92128, not later than midnight on the 7th day following execution of this Agreement by me. Should I revoke this Agreement under this paragraph, this Agreement shall not be effective or enforceable, except as to my resignation from the Company’s Board of Directors, and I will not receive the Benefits described above.

I acknowledge my continuing obligations under my Employee Nondisclosure Agreement (attached as Exhibit A). Pursuant to the Employee Nondisclosure Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I also acknowledge the Mutual Agreement to Arbitrate (attached as Exhibit B) between myself and the Company dated November 6, 2005, and agree to that Mutual Agreement to Arbitrate’s validity and application to any disputes arising under this Agreement. I also agree that any arbitration regarding this Agreement shall take place in San Diego County, California.

I agree not to make any statement or take any action which would damage the reputation or promotion of the Company or its products. Likewise, the Company has agreed not to make any statement or take any action that would damage my reputation in the industry or marketplace.

If either I or the Company commences an action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action and the enforcement and collection of any judgment rendered therein, including, without limitation, all reasonable attorneys’ fees, consultant fees and expert witness fees.

This Agreement, including Exhibits A and B hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.

The undersigned accept and agree to the terms and conditions stated above:

Sept. 22, 2006	/s/ John R. Zavoli
Date	John R. Zavoli

FOR AMERICAN TECHNOLOGY CORPORATION

September 29, 2006	By:	/s/ Thomas R. Brown
Date	Title:	President/CEO